EXHIBIT 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This report on Form 8-K contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the risks described in “the Cautionary Factors” section of the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2002. You should read the following discussion with our financial statements and related notes filed as Exhibit 99.1 to our current report on Form 8-K filed  May 13, 2003. Our fiscal year ends on September 30.

General

We recently realigned our lines of business for financial reporting purposes. Our three former business segments (clinical diagnostics, labware and life sciences, and laboratory equipment) have been reclassified into two business segments: clinical group and research group. The clinical group business segment is the former clinical diagnostics business segment. The research group business segment is composed of the former labware and life sciences and laboratory equipment business segments.

The Company’s operating subsidiaries are engaged primarily in the manufacture and sale of laboratory products in the United States and other countries.

During March 2003, the Company made the decision to dispose of two of its businesses: the rapid diagnostic test business (on-site rapid tests used in the detection of pregnancy, drugs of abuse, and infectious diseases) as conducted by the Applied Biotech, Inc. (“ABI”) subsidiary; and the manufacture and sale of automated microarray instrumentation for the genomics market as conducted by our BioRobotics Group Ltd. (“BioRobotics”) subsidiary. The decision was based in part on our ongoing strategy of strengthening the market positions of our leading brands and focusing on sales of our consumable laboratory products that have more stable growth expectations. As a result, these businesses no longer met the Company’s strategic requirements.

During March 2002, we made the decision to dispose of our vacuum deposition chamber business, Vacuum Process Technology, Inc. (“VPT”). The decision was made following a slow-down in the telecommunications industry, in which VPT targeted a majority of its products, and as a result, the business no longer met the Company’s strategic requirements. During the second quarter of fiscal 2003, the Company completed the sale of VPT.

On December 11, 2000, Apogent, then known as Sybron International Corporation, completed the spin-off (“Spin-Off”) of its dental business as a separate publicly traded company. The Spin-Off was effected by way of a pro rata distribution of all the outstanding common stock and related preferred stock purchase rights of Sybron Dental Specialties, Inc. (“SDS”) to Apogent’s shareholders. SDS is now an independent public company operating what was Sybron’s dental business. As a result of the Spin-Off, all historical financial data relating to the operations of SDS and its affiliates prior to the Spin-Off have been reclassified to discontinued operations.

Impact of Recently Issued Accounting Standards

The Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” on October 1, 2001. SFAS No. 142 requires that all goodwill and intangible assets with indefinite useful lives will no longer be amortized, but instead tested for impairment at least annually. The Company has performed its initial impairment tests as well as its initial annual impairment test and the results indicate no circumstances of impaired goodwill.

The following table reconciles reported amounts to that which would have been reported if the current method of accounting was used for the fiscal years ended September 30, 2001, 2000, 1999, and 1998:

	Year Ended September 30,
	2001	2000	1999	1998
Income before extraordinary items:
Reported income before extraordinary items	$98,047	$128,321	$125,376	$76,043
Add back: goodwill amortization, net of tax	22,363	19,605	12,813	11,095

Adjusted income before extraordinary items	$120,410	$147,926	$138,189	$87,138

Net income:
Reported net income	$95,941	$128,321	$142,547	$76,043
Add back: goodwill amortization, net of tax	22,363	19,605	12,813	11,095

Adjusted net income	$118,304	$147,926	$155,360	$87,138

Basic earnings per common share:
Reported earnings per share	$0.91	$1.23	$1.38	$0.74
Add back: goodwill amortization, net of tax	0.21	0.19	0.12	0.11

Adjusted basic earnings per common share	$1.12	$1.42	$1.50	$0.85

Diluted earnings per common share:
Reported fully diluted earnings per share	$0.89	$1.20	$1.34	$0.72
Add back: goodwill amortization, net of tax	0.21	0.18	0.12	0.10

Adjusted diluted earnings per common share	$1.10	$1.38	$1.46	$0.82

On October 3, 2001, FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” that replaced SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of.” The primary objectives of this project were to develop one accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale and to address significant implementation issues. The accounting model for long-lived assets to be disposed of by sale applies to all long-lived assets, including discontinued operations, and replaces the provisions of APB Opinion No. 30, Reporting Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, for the disposal of segments of a business. SFAS No. 144 requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The provisions of SFAS No. 144 applied to the Company effective October 1, 2001. The Company accounted for the disposal of VPT consistent with this statement.

Effective September 30, 2002, the Company adopted the Emerging Issues Task Force (EITF) Issue  No. 00-10, Accounting for Shipping and Handling Fees and Costs, which requires all amounts charged to customers for shipping and handling to be classified as sales revenues. Accordingly, all historical sales revenue amounts have been adjusted to reflect these charges. The costs related to shipping and handling are classified as a selling expense in selling, general and administrative expense. The following table reconciles historically reported amounts to those adjusted in accordance with EITF 00-10:

	Year Ended September 30,(1)
	2001	2000	1999	1998
Net sales
Reported net sales	$926,072	$833,797	$687,663	$553,958
Reclassification of freight income	12,747	9,770	8,958	8,541

Adjusted net sales	$938,819	$843,567	$696,621	$562,499

Cost of products sold
Reported cost of goods products sold	$474,324	$428,655	$358,897	$288,810
Reclassification of freight costs	(3,006)	(2,651)	(1,057)	(624)

Adjusted cost of products sold	$471,318	$426,004	$357,840	$288,186

Selling, general and administrative expenses
Reported selling, general and administrative expenses	$240,732	$221,597	$167,695	$143,753
Reclassification of freight income and expense	15,753	12,421	10,015	9,165

Adjusted selling, general, and administrative expenses	$256,485	$234,018	$177,710	$152,918

(1)	Historical amounts have been adjusted to reflect the disposal of ABI, BioRobotics, and VPT.

Results of Operations

Year Ended September 30, 2002 Compared to the Year Ended September 30, 2001

General

Net sales for 2002 were $1,027.9 million, an increase of $89.1 million or 9.5% over 2001. The Company continued to see a decline in existing product sales within its laboratory equipment and life science instrument business, included in the research group, and the Company expects this weakness to continue.

Gross profit for 2002 was $505.9 million, representing an increase of $38.4 million over 2001. Although the clinical group experienced an increase in gross margin due to price increases, certain subsidiaries within this segment that market rapid diagnostic testing products experienced downward pricing pressure and expect that pricing pressure to continue.

Selling, general and administrative expenses for 2002 were $258.0 million as compared to $256.5 million in 2001. Had the Company adopted SFAS No. 142 as of October 1, 2000, selling, general and administrative expenses would have decreased by $28.1 million for 2001.

Operating income and net income for 2002 were $247.9 million and $121.1 million, respectively, compared to $211.0 million and $95.9 million for 2001. Had the Company adopted SFAS No. 142 as of October 1, 2000, operating income and net income for 2001 would have been $232.6 million and $118.3 million, respectively.

Net Sales

	Fiscal 2002	Fiscal 2001	Dollar Change	Percent Change
	(in thousands)
Net Sales
Clinical Group	$473,388	$431,193	$42,195	9.8%
Research Group	554,525	507,626	46,899	9.2%

Total Net Sales	$1,027,913	$938,819	$89,094	9.5%

Overall Company.    Net sales for the year ended September 30, 2002 increased by $89.1 million or 9.5% over fiscal 2001.

Clinical Group.    Increased net sales in the clinical group resulted primarily from: (a) net sales of products of acquired companies (approximately $28.5 million), (b) price increases (approximately $13.6 million), (c) increased net sales of new products developed by us (approximately $5.3 million), and (d) foreign currency fluctuations (approximately $1.5 million). Net sales were partially reduced by a decrease in net sales of existing products (approximately $6.7 million).

Research Group.    Increased net sales in the research group resulted primarily from: (a) net sales of products of acquired companies (approximately $41.6 million), (b) increased net sales of new products developed by us (approximately $11.6 million), (c) price increases (approximately $5.0 million), and (d) foreign currency fluctuations (approximately $1.4 million). Net sales were partially reduced by a decrease in net sales of existing products (approximately $12.7 million).

Gross Profit

	Fiscal 2002	Percent of Sales	Fiscal 2001	Percent of Sales	Dollar Change	Percent Change
	(in thousands)
Gross Profit
Clinical Group	$228,647	48.3%	$214,250	49.7%	$14,397	6.7%
Research Group	277,247	50.0%	253,251	49.9%	23,996	9.5%

Total Gross Profit	$505,894	49.2%	$467,501	49.8%	$38,393	8.2%

Overall Company.    Gross profit for the year ended September 30, 2002 increased by $38.4 million or 8.2% over fiscal 2001.

Clinical Group.    Increased gross profit in the clinical group resulted primarily from: (a) price increases (approximately $13.1 million), (b) the effects of acquired companies (approximately $10.6 million), (c) lower inventory write-downs (approximately $4.7 million), (d) product mix (approximately $2.4 million), (e) the effects of new products (approximately $2.3 million), and (f) foreign currency fluctuations (approximately $0.4 million). Gross profit was partially reduced by: (a) increased manufacturing overhead (approximately $12.9 million), (b) decreased volume (approximately $4.5 million), and (c) the 2002 Special Charges (defined below under the heading “Special Charges”) (approximately $1.7 million).

Research Group.    Increased gross profit in the research group resulted primarily from: (a) the effects of acquired companies (approximately $13.9 million), (b) product mix (approximately $10.2 million), (c) the effects of new products (approximately $5.3 million), (d) price increases (approximately $4.7 million), (e) foreign currency fluctuations (approximately $0.7 million), and (f) lower inventory write-downs (approximately $0.6 million). Gross profit was partially reduced by: (a) decreased volume (approximately $6.2 million), (b) the 2002 Special Charges (approximately $3.5 million), and (c) increased manufacturing overhead (approximately $1.7 million).

Selling, General and Administrative Expenses

Effective October 1, 2001, the Company changed the method used to allocate corporate office expenses to the business segments. This change ensures that all corporate office expenses are allocated to the business segments, and better aligns our segment reporting with the manner in which the Company is managed. All historical information relating to the fiscal years ended September 30, 2001 and 2000 has been restated to reflect this change.

	Fiscal 2002	Fiscal 2001	Dollar Change	Percent Change
	(in thousands)
Selling, General and Administrative Expenses
Clinical Group	$105,261	$110,720	$(5,459)	(4.9)%
Research Group	152,693	145,765	6,928	4.8%

Total Selling, General and Administrative Expenses	$257,954	$256,485	$1,469	0.6%

Overall Company.    Selling, general and administrative expenses for the year ended September 30, 2002 increased by $1.5 million or 0.6% from fiscal 2001. Adoption of SFAS No. 142 would have decreased selling, general and administrative expenses by $28.1 million for the year ended September 30, 2001 had it been effective at the time.

Clinical Group.    Decreased selling, general and administrative expenses in the clinical group resulted primarily from a decrease in amortization expense as a result of the implementation of SFAS No. 142 (approximately $14.0 million). This decrease in selling, general and administrative expenses was partially offset by: (a) expenses of acquired businesses (approximately $2.5 million), (b) marketing expenses (approximately $2.4 million), (c) general and administrative expenses (approximately $1.5 million), (d) research and development expenses (approximately $1.4 million), (e) the 2002 Special Charges (approximately $0.4 million), and (f) foreign currency fluctuations (approximately $0.3 million).

Research Group.    Increased selling, general and administrative expenses in the research group resulted primarily from: (a) expenses of acquired businesses (approximately $9.8 million), (b) marketing expenses (approximately $6.4 million), (c) research and development expense (approximately $1.6 million), (d) foreign currency fluctuations (approximately $0.9 million), (e) general and administrative expenses (approximately $0.5 million), and (f) the 2002 Special Charges (approximately $0.2 million). Selling, general and administrative expenses were partially reduced by decreased amortization expense as a result of SFAS No. 142 (approximately $12.5 million).

Operating Income

	Fiscal 2002	Fiscal 2001	Dollar Change	Percent Change
	(in thousands)
Operating Income
Clinical Group	$123,386	$103,530	$19,856	19.2%
Research Group	124,554	107,486	17,068	15.9%

Total Operating Income	$247,940	$211,016	$36,924	17.5%

Operating income for 2002 increased by $36.9 million over 2001. Adoption of SFAS No. 142 would have increased operating income to $232.6 million for 2001, had it been effective at the time.

Interest Expense

Interest expense was $40.7 million for 2002 as compared to $48.8 million for 2001. This decrease was due primarily to lower effective interest rates for 2002 as compared to 2001.

Other Income

Other income for 2002 was $1.6 million, a decrease of $3.6 million as compared to 2001. Other income for 2002 was made up of income from an equity investment in a joint venture of $3.4 million offset in part by a loss on a sale of an asset of $1.9 million.

Income Taxes

Taxes on income from continuing operations for 2002 were $75.1 million, an increase of $9.7 million from 2001. The increase resulted primarily from increased taxable earnings offset in part by lower effective tax rates resulting from the implementation of SFAS No. 142.

Income from Continuing Operations Before Extraordinary Items

Income from continuing operations was $130.2 million for 2002 as compared to $101.4 million in 2001. Adoption of SFAS No. 142 would have increased income from continuing operations to $123.0 million for 2001, had it been effective at the time.

Discontinued Operations

The loss from discontinued operations for 2002 of $9.0 million (net of income tax benefit of $5.2 million) was a result of net income from ABI of $6.4 million offset by losses from BioRobotics of $1.4 million and VPT of $0.8 million and an estimated loss on sale of VPT of $13.2 million. For the 2001 period, the loss from discontinued operations was a result of a loss from the Spin-Off of $11.8 million, offset by operating income from ABI of $7.0 million, VPT of $1.0 million, and BioRobotics of $0.4 million.

Net Income

Net income was $121.1 million for 2002 as compared to $95.9 million for 2001. Adoption of SFAS No. 142 would have increased net income to $118.3 million for 2001, had it been effective at the time.

Depreciation and Amortization

Depreciation and amortization expense is allocated among cost of sales, selling, general and administrative expenses, and other expense. Depreciation expense and amortization expense decreased $17.9 million for 2002 due to the adoption of SFAS No. 142, offset in part by additional depreciation and amortization from goodwill 9nd intangibles recorded from the various acquisitions as well as routine operating capital expenditures. Adoption of SFAS No. 142 would have decreased amortization expense by $28.1 million for 2001, had it been effective at the time.

Year Ended September 30, 2001 Compared to the Year Ended September 30, 2000

Net Sales

	Fiscal 2001	Fiscal 2000	Dollar Change	Percent Change
	(in thousands)
Net Sales
Clinical Group	$431,193	$390,097	$41,096	10.5%
Research Group	507,626	453,470	54,156	11.9%

Total Net Sales	$938,819	$843,567	$95,252	11.3%

Overall Company.    Net sales for the year ended September 30, 2001 increased by $95.3 million or 11.3% over fiscal 2000.

Clinical Group.    Increased net sales in the clinical group resulted primarily from: (a) net sales of products of acquired companies (approximately $29.2 million), (b) increased net sales of existing products (approximately $11.0 million), and (c) increased net sales of new products developed by us (approximately $5.8 million). Net sales were partially reduced by: (a) foreign currency fluctuations (approximately $3.2 million) and (b) price decreases (approximately $1.7 million).

Research Group.    Increased net sales in the research group resulted primarily from: (a) net sales of products of acquired companies (approximately $21.7 million), (b) increased net sales of new products developed by us (approximately $21.5 million), (c) increased net sales of existing products (approximately $9.8 million), and (d) price increases (approximately $8.0 million). Net sales were partially reduced by foreign currency fluctuations (approximately $6.8 million).

Gross Profit

	Fiscal 2001	Percent of Sales	Fiscal 2000	Percent of Sales	Dollar Change	Percent Change
	(in thousands)
Gross Profit
Clinical Group	$214,250	49.7%	$190,756	48.9%	$23,494	12.3%
Research Group	253,252	49.9%	226,807	50.0%	26,444	11.7%

Total Gross Profit	$467,502	49.8%	$417,563	49.5%	$49,938	12.0%

Overall Company.    Gross profit for the year ended September 30, 2001 increased by $49.9 million or 12.0% over fiscal 2000.

Clinical Group.    Increased gross profit in the clinical group resulted primarily from: (a) the effects of acquired companies (approximately $17.2 million), (b) product mix (approximately $7.5 million), (c) the effects of new products (approximately $3.1 million), (d) the 2000 Special Charges (defined below under the heading “Special Charges”) (approximately $2.4 million), and (e) increased volume (approximately $1.8 million). Gross profit was partially reduced by: (a) inventory adjustments (approximately $3.7 million), (b) increased manufacturing overhead (approximately $2.0 million), (c) price decreases (approximately $1.7 million), and (d) foreign currency fluctuations (approximately $1.1 million).

Research Group.    Increased gross profit in research group resulted primarily from: (a) the effects of new products (approximately $11.2 million), (b) the effects of acquired companies (approximately $8.5 million), (c) price increases (approximately $8.2 million), (d) product mix (approximately $6.6 million), (e) the 2000 Special Charges (approximately $1.9 million), and (f) increased volume (approximately $0.1 million). Gross profit was partially reduced by: (a) increased manufacturing overhead (approximately $4.6 million), (b) foreign currency fluctuations (approximately $3.9 million), and (c) inventory adjustments (approximately $1.6 million).

Selling, General and Administrative Expenses

	Fiscal 2001	Fiscal 2000	Dollar Change	Percent Change
	(in thousands)
Selling, General and Administrative Expenses
Clinical Group	$110,720	$102,026	$8,694	8.5%
Research Group	145,765	131,992	13,773	10.4%

Total Selling, General and Administrative Expenses	$256,485	$234,018	$22,467	9.6%

Overall Company.    Selling, general and administrative expenses for the year ended September 30, 2001 increased by $22.5 million or 9.6% from fiscal 2000.

Clinical Group.    Increased selling, general and administrative expenses in the clinical group resulted primarily from: (a) marketing expenses (approximately $4.7 million), (b) increased amortization of intangibles primarily as a result of acquisitions (approximately $3.0 million), (c) acquired businesses (approximately $3.0 million), and (d) general and administrative expenses (approximately $1.4 million). Selling, general and administrative expenses were partially reduced by: (a) the 2000 Special Charges (approximately $2.2 million), (b) foreign currency fluctuations (approximately $0.7 million), and (c) research and development expenses (approximately $0.5 million).

Research Group.    Increased selling, general and administrative expenses in the research group resulted primarily from: (a) acquired businesses (approximately $9.6 million), (b) marketing expenses (approximately $3.3 million), (c) research and development expense (approximately $1.4 million), (d) general and administrative expenses (approximately $1.0 million), and (e) increased amortization of intangibles primarily as a result of acquisitions (approximately $0.9 million). Selling, general and administrative expenses were partially reduced by: (a) the 2000 Special Charges (approximately $2.1 million), and (b) foreign currency fluctuations (approximately $0.4 million).

Corporate Office.    Decreased general and administrative expenses at the corporate office resulted primarily from: (a) the 2000 Special Charges (approximately $1.7 million), and (b) a decrease in expenses as a result of the closure of our Milwaukee, Wisconsin corporate office (approximately $1.6 million).

Operating Income

	Fiscal 2001	Fiscal 2000	Dollar Change	Percent Change
	(in thousands)
Operating Income
Clinical Group	$103,530	$88,730	$14,800	16.7%
Research Group	107,486	94,815	12,671	13.4%

Total Operating Income	$211,016	$183,545	$27,471	15.0%

As a result of the foregoing, operating income for the year ended September 30, 2001 increased by $27.5 million or 15.0% over fiscal 2000.

Interest Expense

Interest expense was $48.8 million for 2001 compared to $49.6 million in 2000.

Other Income

Other income for 2001 was $5.2 million, an increase of $3.9 million over 2000. The increase resulted primarily from the gain on the sale of assets of $4.1 million during the second quarter of fiscal 2001.

Income Taxes

Taxes on income from continuing operations for 2001 were $65.5 million, an increase of $11.7 million from 2000. The increase resulted primarily from increased taxable earnings.

Income from Continuing Operations Before Extraordinary Items

As a result of the foregoing, for 2001, income from continuing operations was $101.4 million as compared to $81.0 million in 2000.

Discontinued Operations

Losses from discontinued operations were $3.4 million (net of income tax of $5.8 million) for 2001, as compared to income of $47.3 million (net of income tax of $32.2 million) in 2000. The 2001 loss from discontinued operations was a result of transaction expenses relating to the Spin-Off of approximately $12.4 million offset by the operating income from SDS (through December 11, 2000) of $0.6 million, operating income from ABI of $7.0 million, VPT of $1.0 million, and BioRobotics of $0.4 million.

Extraordinary Items

As a result of the December 2000 debt refinancing and the April 2001 issuance of our 8% senior notes due 2011, we wrote off deferred financing costs of approximately $3.5 million that related to prior debt agreements. This was recorded as an extraordinary item of $2.1 million, net of income taxes.

Net Income

As a result of the foregoing, we had net income of $95.9 million for 2001, as compared to net income of $128.3 million for 2000.

Depreciation and Amortization

Depreciation and amortization expense is allocated among cost of sales, selling, general and administrative expenses, and other expense. Depreciation expense and amortization expense increased $10.4 million for 2001 due to additional depreciation and amortization from goodwill and intangibles recorded from the various acquisitions as well as routine operating capital expenditures.

2002 Acquisitions

Company	Approximate Annual Sales Prior to Acquisition	Acquisition Date	Description
	(in thousands)
Clinical Group:

Forefront Diagnostics, Inc.	$6,300	November 2001	Manufacturer of rapid diagnostic test kits for the detection of drugs of abuse.
Separation Technology, Inc.	$3,200	January 2002	Manufacturer and designer of tabletop microhematocrit centrifuge systems and related consumables for blood, serum, and plasma separation.
Capitol Vial, Inc.	$27,300	February 2002	Manufacturer and developer of patented, flip-top, leak-proof plastic vials and related process equipment for sample collection and processing.
Mirror product line of SMC Manufacturing	$600	May 2002	Automotive vanity mirror product line.

Research Group:

Chromacol Limited, Epsom Glass Limited, and Amchro, Inc. (the “Chromacol Group”)	$9,900	October 2001	Manufacturers and distributors of
			chromatography vials and related products.
Barden Engineering	$600	October 2001	Manufacturer of industrial tooling.
Cosmotec Company, Ltd.	$5,500	October 2001	Manufacturer of high-throughput liquid dispensing instrumentation.
Marsh Bio Products Inc.	$17,100	April 2002	Distributor of laboratory equipment and consumables.
TFO, Incorporated	$1,700	May 2002	Manufacturer of hydration devices for consumer use.

Special Charges

During fiscal 2002, the Company recorded a restructuring charge of approximately $7.2 million (approximately $4.4 million net of tax) for the consolidation of certain facilities and discontinuance of certain product lines due to product rationalizations. The restructuring charges were classified as components of cost of sales and selling, general and administrative expenses. The cost of sales component of approximately $5.6 million related to the write-off of inventory, write-offs of fixed assets, certain lease terminations, and severance associated with employees in production activities. The selling, general and administrative component of approximately $1.7 million related to severance associated with non-production employees as well as certain lease terminations and other shutdown costs. These charges are referred to as the “2002 Special Charges.” In addition, during the year, the Company recorded a credit of $0.4 million related to the reversal of an unused reserve from the 2000 Special Charge. This credit was classified as a reduction of selling, general, and administrative expenses.

Activity related to the 2002 Special Charges and its components are as follows (dollars in thousands):

	Severance(a)	Inventory(b)	Fixed Assets(b)	Facility Closure Costs(c)	Other	Total
2002 Restructuring charge	$1,500	$3,700	$400	$1,400	$200	$7,200
2002 Cash payments	(900)	—	—	(500)	—	(1,400)
2002 Non-cash charges	—	(3,700)	(400)	—	(200)	(4,300)

September 30, 2002 balance	$600	$—	$—	$900	$—	$1,500

(a)	Amount represents severance and termination costs for 126 terminated employees (primarily sales, marketing, and manufacturing personnel). As of September 30, 2002, 78 employees have been terminated as a result of the restructuring plan.
(b)	Amount represents write-offs of inventory and fixed assets associated with discontinued product lines.
(c)	Amount represents lease payments and other facility closure costs on exited operations.

Our results for 2001 include a charge of approximately $0.6 million (approximately $0.4 million after tax) relating to adjustments made to the 2000 restructuring reserve (discussed below), consisting of additional severance. All historical financial data relating to SDS and its affiliates have been reclassified to discontinued operations.

Our results for 2000 include charges of approximately $11.3 million (approximately $7.5 million after tax) with respect to the restructuring of various parts of our business. These charges relate primarily to restructured staffing (approximately $5.5 million), operating location rationalization (approximately $2.7 million), product rationalization (approximately $2.1 million), and a tax expense from the restructuring of our U.K. operations (approximately $1.0 million). These charges are referred to as the “2000 Special Charges.” Savings were projected to result from: (a) reduced salaries and related expenses as a result of consolidating our CASCO operations with our Microgenics operation, a reduction of workforce at NNI’s Naperville facility, and the elimination of corporate personnel in Milwaukee (approximately $5.6 million); (b) the consolidation of several facilities, including those of CASCO, NNI Biotech and Naperville (approximately $0.8 million); and (c) the elimination of product lines that are either duplicative or no longer meet management’s profitability expectations (approximately $0.2 million). We do not anticipate, and have not experienced to date, significant offsets to savings in either increased expenses or reduced revenues.

Activity related to the 2000 Special Charges and its components are as follows (dollars in thousands):

	Severance(1)	Inventory(2)	Fixed Assets(2)	Lease Commitments(3)	Shut-down Costs(3)	Tax(4)	Other	Total
	(in thousands)
2000 Restructuring charge	$5,500	$2,100	$1,000	$500	$300	$1,000	$900	$11,300
2000 Cash payments	1,100	—	—	—	—	—	—	1,100
2000 Non-cash charges	—	2,100	1,000	—	—	—	800	3,900

September 30, 2000 balance	$4,400	$—	$—	$500	$300	$1,000	$100	$6,300
Adjustments(5)	600	—	—	—	—	—	—	600
2001 Cash payments	3,800	—	—	200	200	1,000	—	5,200
2001 Non-cash charges	—	—	—	—	100	—	100	200

September 30, 2001 balance	$1,200	$—	$—	$300	$—	$—	$—	$1,500
2002 Cash payments	850	—	—	300	—	—	—	1,150
2002 Non-cash credit	350	—	—	—	—	—	—	350

September 30, 2002 balance	$—	$—	$—	$—	$—	$—	$—	$—

(1)	Amount represents severance and termination costs for 151 terminated employees (primarily sales, marketing and corporate personnel). As of September 30, 2002, all employees have been terminated as a result of the restructuring plan.
(2)	Amount represents write-offs of inventory and fixed assets associated with discontinued product lines.
(3)	Amount represents lease payments and shut down costs on exited facilities.
(4)	Amount represents income tax expense associated with the restructuring of our U.K. facilities.
(5)	Amount represents an increase in the severance costs for 16 employees (primarily corporate personnel). These employees are included in the total 151 terminated employees referenced above.

Inflation

We do not believe that inflation has had a material impact on net sales or income during any of the periods presented above. There can be no assurance, however, that our business will not be affected by inflation in the future.

International Operations

Our U.S. subsidiaries hold approximately 77% of our assets and generated approximately 85% of our income from continuing operations for the fiscal year ended September 30, 2002, with the balance attributable to our foreign subsidiaries. Portions of our sales, income, and cash flows from both domestic and foreign subsidiaries are derived internationally. The financial position and the results of operations from substantially all of our international operations, other than most U.S. export sales, are measured using the local currency of the countries in which such operations are conducted and are then translated into U.S. dollars. While the reported income of foreign subsidiaries will be impacted by a weakening or strengthening of the U.S. dollar in relation to a particular local currency, the effects of foreign currency fluctuations are partially mitigated by the fact that manufacturing costs and other expenses of foreign subsidiaries are generally incurred in the same currencies in which sales are generated. Such effects of foreign currency fluctuations are also mitigated by the fact that such subsidiaries’ operations are conducted in numerous foreign countries and, therefore, in numerous foreign currencies. In addition, our U.S. export sales may be impacted by foreign currency fluctuations relative to the value of the U.S. dollar as foreign customers may adjust their level of purchases upward or downward according to the weakness or strength of their respective currencies versus the U.S. dollar.

From time to time we may employ currency hedges to mitigate the effect of foreign currency fluctuations. If currency hedges are not employed, we may be exposed to earnings volatility as a result of foreign currency fluctuations. One foreign currency hedge of $23.1 million was in place as of September 30, 2002.

The following table sets forth our domestic sales and sales outside the United States in fiscal 2002, 2001, and 2000, respectively.

	Fiscal Year Ended September 30,
	2002	2001	2000
	(in thousands)
Domestic net sales	$736,839	$694,003	$639,081
International net sales	291,074	244,816	204,486

Total net sales	$1,027,913	$938,819	$843,567

Liquidity and Capital Resources

Approximately $192.2 million of cash was generated from operating activities in 2002, an increase of $12.8 million or 7% from 2001. Non-cash depreciation and amortization charged against net income decreased approximately $17.9 million for 2002 primarily as a result of the adoption of SFAS No. 142. The cash outflow resulting from the increase in working capital, net of the effects of acquisitions and divestitures, was $23.6 million for 2002, or an increase in cash outflow of $24.2 million, as compared to $0.6 million in cash inflow for 2001. These changes are set forth in detail in the Consolidated Statements of Cash Flows. The increase in working capital accounts throughout 2002 is attributable to the higher level of business activity as reflected in our increased sales.

As a result of the acquisition of our predecessor in 1987 and the acquisitions we completed since 1987, we have increased the carrying value of certain tangible and intangible assets consistent with accounting principles generally accepted in the United States. Accordingly, our results of operations include a significant level of non-cash expenses related to the depreciation of fixed assets and the amortization of intangible assets. Goodwill and intangible assets, net of amortization, increased by approximately $102.8 million in 2002, primarily as a result of continued acquisition activity.

Investing activities in fiscal 2002 used approximately $198.3 million of cash. This outflow was due primarily to cash used for acquisitions of $139.7 million. Capital expenditures were $63.6 million for fiscal 2002, compared to $50.1 million in fiscal 2001.

Financing activities provided approximately $0.6 million of cash in fiscal 2002. Proceeds from our CODES offering (discussed below) were used to pay off approximately $208 million outstanding on the revolving credit facility. Financing fees of $8.3 million were paid in connection with the CODES offering. In addition to the payment of the revolving credit facility, the Company paid off approximately $79.1 million in sellers’ notes relating to certain 2001 and 2000 acquisitions.

During our fiscal quarter ended September 30, 2002, the Company purchased one million shares of its common stock on the open market. The purchase price for the shares averaged $19.81. Management expects to purchase up to an additional one million shares at similar prices during the first fiscal quarter ending December 31, 2002.

The Company maintains a $500 million revolving credit facility, has issued $325 million of 8% senior notes, and has issued $300 million of senior convertible contingent debt securities (CODES). For a description of the revolving credit facility and 8% senior notes, see Note 8 to the Company’s consolidated financial statements filed as Exhibit 99.1 to our current report on Form 8-K filed May 13, 2003.

On October 10, 2001, the Company issued $300 million of senior convertible contingent debt securities (CODES). The CODES have a fixed interest rate of 2.25% per annum. Interest is payable on April 15 and October 15 of each year, beginning April 15, 2002. The Company will also pay contingent interest during any six-month period if the average trading price of the CODES during a specified period of five trading days preceding the relevant six-month period is above specified levels. The CODES will mature on October 15, 2021. The CODES are convertible, subject to certain conditions (based on specified factors, including but not limited to the sale price of the Company’s common stock, trading prices of the CODES, maintenance of the Company’s credit ratings, and the occurrence of specified corporate transactions, including certain repurchases of the Company’s common stock), into the Company’s common stock currently at a price of approximately $30.49 per share. The Company may redeem some or all of the CODES on or after October 20, 2004. The holders may require the Company to purchase all or a portion of their CODES on October 20, 2004 and on October 15, 2006, 2011, and 2016, or, subject to specified exceptions, upon a change of control event. Certain of the Company’s U.S. subsidiaries guarantee the Company’s obligations under the CODES. The proceeds from the issuance were used to pay down the outstanding balance on our revolving credit facility, and for general corporate purposes.

The CODES, 8% senior notes, and revolving credit facility all contain certain cross default provisions. The revolving credit facility includes financial and operating covenants which, if not met, could result in acceleration of payments on outstanding balances. In addition, the CODES, 8% senior notes, and/or the provisions of the revolving credit facility contain covenants which, among other things, restrict investments, loans, and advances, require that the Company maintain certain financial ratios, require that the Company maintain certain credit ratings, restrict the Company’s and its subsidiaries’ ability to create or permit liens, or to pay dividends or make other restricted payments (as defined), and limit the Company’s incurrence of additional indebtedness. The Company is not aware of any violations of these covenants and does not anticipate any such violations in light of current business conditions.

As a result of the cumulative benefit obligations of the Company’s pension benefit plans exceeding the fair market value of the plans’ assets, the Company has recorded a $6.4 million minimum liability, net of tax of $4.1 million through a charge to equity during 2002. This charge is reflected as a reduction to other comprehensive income. In addition, the Company made a payment of $1.4 million to fund the plan subsequent to year-end. Based on current market conditions and the related impact on the fair value of plan assets, additional funding of this extent may be warranted in the future.

Our capital requirements arise principally from our indebtedness, our obligation to pay rent under our sale/leaseback facility ( see Note 8 to the Company’s consolidated financial statements filed as Exhibit 99.1 to the Company’s current report on Form 8-K filed May 12, 2003), our working capital needs, primarily related to inventory and accounts receivable, our capital expenditures, primarily related to purchases of machinery and molds, the purchase of various businesses and product lines in execution of our acquisition strategy, and the periodic expansion of physical facilities. It is currently our intent to continue to repurchase the Company’s common stock in open market transactions and to continue, with reduced emphasis, to pursue our acquisition strategy.

The Company believes that its balances of cash and cash equivalents, expected cash flows to be generated by operating activities, and funds available under its revolving credit facility will be sufficient to meets its cash requirements over the next twelve to twenty-four months.

Application of Critical Accounting Policies

The Company’s discussion and analysis of its financial condition and results of operations are based on its consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States, as discussed in Note 1 to the Company’s consolidated financial statements filed as Exhibit 99.1 to the Company’s current report on Form 8-K filed May 13, 2003. “Financial Statements and Supplementary Data.” The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, management evaluates these estimates and judgments. Certain of the Company’s accounting policies represent a selection among acceptable alternatives under GAAP; however, management believes the policies used best represent the underlying transactions reflected in the financial statements. The Company believes the following critical accounting policies affect its more significant estimates and judgments used in the preparation of its consolidated financial statements.

The Company recognizes revenue upon shipment of products when persuasive evidence of a sales arrangement exists, the price to the buyer is fixed and determinable, and collectibility of the sales price is reasonably assured. Large portions of the Company’s sales are sold through distributors. Revenues associated with sales to distributors are also recognized upon shipment of products when all risks and rewards of ownership of the product are passed.

In connection with the Company’s transitional and annual impairment tests for SFAS No. 142, fair market valuations were performed for each of the reporting units. These valuations required certain assumptions from management regarding future operating performance as well as various industry trends. Fluctuations in these assumptions could have a material impact on the values ascribed to the reporting units and could result in an indication of impairment. These assumptions include, but are not limited to, estimated future cash flows, estimated sales growth, and weighted average cost of capital for each of the reporting units. In order to make informed assumptions, management relied on certain public information and statistical and industry information as well as internal forecasts to determine the various assumptions. In the event that industry, general economic, and company trends change, these assumptions will change and impact the calculated fair market values.

Through its acquisition program, the Company has accumulated a large number of intangible assets. The allocation of purchase price premiums to intangible assets, tangible assets, and goodwill involves estimates based on fair value assumptions. Estimated lives assigned to the tangible and intangible assets acquired in a business purchase also involve the use of estimates. These matters are determined subject to judgments and estimates that are inherently uncertain, and different amounts could be reported using different methodologies. Management uses its best estimate in determining the appropriate values and estimated lives to reflect in the financial statements, using historical experience, market data, and all other available information. In most instances, the Company uses outside valuation firms to recommend purchase price allocations and estimated lives after an acquisition is completed.

The Company has three defined benefit pension plans covering a significant number of domestic employees. Accounting for these plans requires the use of actuarial assumptions, including estimates on the expected long-term rate of return on assets and discount rates. In order to make informed assumptions, management relies on outside actuarial firms as well as public market data, and general economic information. If changes in any of these assumptions occur, they may materially affect certain amounts reported on the Company’s balance sheet. In particular, a decrease in the expected long-term rate of return on plan assets could result in an increase in the Company’s pension liability and a charge to equity.

The Company records a valuation allowance to reduce its deferred tax assets to an amount that management estimates is more likely than not to be realized. While management has considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, should management determine that it would be able to realize its deferred assets in the future in excess of the net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. However, should management determine that it would not be able to realize all or part of its net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such a determination was made.

Off-Balance Sheet Arrangements

The Company holds a minority interest in an unconsolidated joint venture that is accounted for as an equity investment. The Company owns less than 50% of the underlying joint venture. As of September 30, 2002, the equity investment in this entity, included in “Other Assets”, was approximately $9.5 million. Net income from the joint venture for fiscal 2002 was approximately $3.4 million, and is included in “Other Income”. The joint venture is limited to the extent it can incur any debt other than trade payables arising out of its business activities and does not hold any assets other than inventory and trade receivables. As of September 30, 2002, the joint venture did not have any debt, other than trade payables arising out of its business activities.

Disclosures About Contractual Obligations and Commercial Commitments

In its day-to-day business activities, the Company incurs certain obligations and commitments to make future payments under contracts such as debt and lease agreements. Maturities of these obligations are set forth in the following table as of September 30, 2002 (in millions):

	Payments Due by Period
Contractual Obligations	Total		Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-Term Debt	$660.4		$25.4	$301.3	$1.4	$332.3
Capital Lease Obligations	0.6		0.3	0.3	—	—
Operating Leases	70.1		12.3	19.8	14.7	23.3
Unconditional Purchase Obligations	15.6		14.2	1.4	—	—
Other Long-Term Obligations	None
Total Contractual Cash Obligations	$746.7		$52.2	$322.8	$16.1	$355.6

			Amount of Commitment Expiration Per Period
Other Commercial Commitments	Total Amounts Committed		Less than 1 Year	1-3 Years	4-5 Years	Over 5 Years
Lines of Credit	$—		$—	$—	$—	$—
Standby Letters of Credit	32.2		30.8	—	1.4	—
Guarantees	None	(1)
Standby Repurchase Obligations	None
Other Commercial Commitments	None
Total Commercial Commitments	$32.2		$30.8	$—	$1.4	$—

(1)	Certain of the Company’s domestic subsidiaries are guarantors under the Company’s revolving credit facility, 8% senior notes, and CODES. These amounts are included in the Contractual Obligations table above as long-term debt.

European Economic Monetary Unit

On January 1, 1999, eleven of the European Union countries (including one country in which we have material operations) adopted the Euro as their single currency. At that time, a fixed exchange rate was established between the Euro and the individual countries’ existing currencies (the “legacy currencies”). The Euro trades on currency exchanges and is available for non-cash transactions. Beginning on January 1, 2002, the European Central Bank now issues Euro-denominated bills and coins for use in cash transactions. At this time, we have not experienced a material adverse effect on our business operations or financial condition due to the Euro conversions.